                                                              Exhibit 99, Page 1


GORMAN-RUPP REPORTS SECOND QUARTER 2004 RESULTS

Mansfield, Ohio - July 20, 2004 - The Gorman-Rupp Company (AMEX:GRC) reports net sales for the second quarter ended June 30, 2004 were $50,804,000 compared to $49,264,000 for the same quarter in 2003, an increase of 3.1%. Net income for the second quarter 2004 was $2,449,000 compared to $2,567,000 in 2003, equal to earnings per share of $0.29 and $0.30, respectively.

Sales increases in the industrial, construction and international markets during the second quarter principally reflect favorable response to the general economic recovery. However, the water and wastewater market, one of the Company's largest, remained slow due to municipal and state government budget issues.

The benefit of increased sales during the second quarter 2004 was more than offset by cost of material increases, product mix changes and under-utilization of the resources of some divisions whose markets have not yet responded to the economic rebound.

Net sales for the first six months of 2004 were $100,235,000, compared to $93,167,000 during the same period in 2003, an increase of 7.6%. Net income for the first six months of 2004 was $4,656,000, compared to $3,769,000 in 2003, an increase of 23.5% and equal to earnings per share of $0.55 and $0.44, respectively.

The Company's backlog of orders at June 30, 2004 was $60.3 million compared to $58.4 million at December 31, 2003.

The Company continues to be financially well positioned with positive cash flow and no debt contributing to its balance sheet strength.

Company President and Chief Executive Officer, Jeffrey S. Gorman stated, "While we are pleased with the improvement at several of our divisions, some have been slow to respond to the general economic upturn as a result of market demand not yet materializing. We are optimistic that capital spending for pumping equipment will continue to increase as the general economy improves."

David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone  (419) 755-1477

For information contact Robert E. Kirkendall, Senior Vice President & CFO, Tel
(419) 755-1294.

The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.

                                                              Exhibit 99, Page 2

                    The Gorman-Rupp Company and Subsidiaries
             Condensed Consolidated Statements of Income (unaudited)
                (in thousands of dollars, except per share data)


                                     Three Months Ended June 30,          Six Months Ended June 30,
                                       2004              2003              2004              2003
                                     --------          --------          --------          --------

Net sales                            $ 50,804          $ 49,264          $100,235          $ 93,167
Cost of products sold                  39,946            37,995            79,247            73,460
                                     --------          --------          --------          --------
Gross profit                           10,858            11,269            20,988            19,707

Selling, general &
  administrative expenses               7,102             7,195            13,961            13,958
                                     --------          --------          --------          --------
Operating income                        3,756             4,074             7,027             5,749
Other income (expense), net               132                77               364               338
                                     --------          --------          --------          --------
Income before income taxes              3,888             4,151             7,391             6,087
Income taxes                            1,439             1,584             2,735             2,318
                                     --------          --------          --------          --------
Net income                           $  2,449          $  2,567          $  4,656          $  3,769
                                     ========          ========          ========          ========
Basic & diluted earnings
  per share                          $   0.29          $   0.30          $   0.55          $   0.44




                    The Gorman-Rupp Company and Subsidiaries
                Condensed Consolidated Balance Sheets (unaudited)
                            (in thousands of dollars)



                                                        June 30,          December 31,
         Assets                                           2004                2003
                                                       ----------          ----------

Cash & cash equivalents                                $   22,545          $   17,446
Accounts receivable                                        35,669              32,148
Inventories                                                35,003              38,062
Other current assets & deferred income taxes                5,918               6,606
                                                       ----------          ----------
     Total Current Assets                                  99,135              94,262

Property, plant & equipment - net                          53,372              54,338
Other assets                                               12,117              12,339
                                                       ----------          ----------
     Total Assets                                      $  164,624          $  160,939
                                                       ==========          ==========
Liabilities and Shareholders' Equity

Accounts payable                                       $    7,137          $    6,163
Accrued liabilities & expenses                             14,031              13,203
Income taxes                                                2,643               2,542
                                                       ----------          ----------
     Total Current Liabilities                             23,811              21,908

Postretirement benefits                                    22,862              22,569

Shareholders' Equity                                      117,951             116,462
                                                       ----------          ----------
     Total Liabilities & Shareholders' Equity          $  164,624          $  160,939
                                                       ==========          ==========
Shares outstanding                                      8,543,553           8,543,553